Exhibit 10.34

ExlService Holdings, Inc.

Amit Shashank

5 Parkfield Road

Scarsdale, NY 10583

July 27, 2006

Dear Amit,

The Company has determined that the stock option (“Option”) granted to you on June 7, 2004 in respect of 30,000 shares of our Series B common stock (“Common Stock”) at an exercise price of $10.00 per share was granted with an exercise price less than the fair market value of the Common Stock at the time of grant. Under the new U.S. deferred compensation tax law, codified as section 409A of the Internal Revenue Code of 1986, as amended, a stock option with an exercise price less than fair market value which vests after December 31, 2004 could subject its recipient to immediate tax on vesting, plus an additional 20% tax, plus interest. In order to avoid such a result for you, you and the Company desire to raise the exercise price of the Common Stock in respect of the Option from $10.00 per share to $21.25 per share, which the Company has determined to be the fair market value of the Common Stock on June 7, 2004.

In recognition of your agreement with the Company to amend your Option as described above, the Compensation Committee of the Company has taken action on July 27, 2006 to grant you a cash bonus in the amount of $168,750, which, net of applicable withholding, is payable to you on January 2, 2007. This cash bonus shall be paid to you (or, if applicable, your estate) regardless of whether or not you are employed by the Company on January 2, 2007. Payment of this cash bonus is subject to your execution of an amended and restated Option agreement to reflect the revised exercise price thereunder.

Very truly yours,

/s/ Rohit Kapoor
Rohit Kapoor
President